Exhibit 99.1

Lauren Gioia | Jennifer Park | Dan Abernethy | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | Dan.Abernethy@Sothebys.com +1 212 606 7176

SOTHEBY’S ANNOUNCES REPURCHASES UNDER ACCELERATED SHARE REPURCHASE PROGRAM

NEW YORK, 12 September 2018 - Sotheby’s (NYSE:BID) announced today that it will repurchase shares pursuant to an Accelerated Share Repurchase Program (ASR) for an aggregate purchase price of $95 million. Under the ASR agreement Sotheby’s will receive an initial delivery of approximately 1,792,453 shares. The repurchase is part of the Company’s previously announced share repurchase authorization. Under the ASR agreement, the Company may receive additional shares of its common stock, or may need to make additional payments in respect of the shares it received, based on the daily volume-weighted average price of the shares during the term of the agreement.

Michael Goss, Sotheby’s Chief Financial Officer commented: “Over the past several years, we have been transparent regarding our desire to return excess capital to shareholders through stock buybacks. Accelerated programs such as this one enable us to realize the benefits much more quickly.”

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 11 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Viyet, the online marketplace for interior design. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Twitter: www.twitter.com/sothebys
Instagram: www.instagram.com/sothebys
Facebook: www.facebook.com/sothebys
Snapchat ID: sothebys
YouTube: www.youtube.com/SothebysTV
Weibo: www.weibo.com/sothebyshongkong
WeChat ID: sothebyshongkong

Browse sale catalogues, view original content, stream live auctions and more at www.sothebys.com, and through Sotheby’s apps for iPhone, iPad, Android, Apple TV and Amazon Fire

2